The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-168009
Subject to Completion, Dated July 7, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 7, 2010)

5,300,000 American Depositary Shares
Representing 106,000,000 Ordinary Shares

CNINSURE INC.

CNinsure Inc. is offering 4,600,000 ADSs and the selling shareholder is offering 700,000 ADSs. Each ADS represents 20 of our ordinary shares.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “CISG”. On July 6, 2010, the last reported sale price of our ADSs on the Nasdaq Global Select Market was $26.78 per ADS.

See “Risk Factors” beginning on page S-13 to read about the factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

		Underwriting		Proceeds to
	Price to	Discounts and	Proceeds to	the Selling
	Public	Commissions	CNinsure Inc.	Shareholder

Per ADS	$	$	$	$
Total	$	$	$	$

The underwriters have the option to purchase up to an additional 795,000 ADSs from CNinsure Inc. to cover over-allotments.

The underwriters expect to deliver the ADSs on or about          , 2010.

Morgan Stanley	BofA Merrill Lynch

Prospectus Supplement dated          , 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of ADSs. This prospectus supplement is an offer to sell the ADSs offered hereby only under circumstances and in jurisdictions where it is lawful to do so.

In this prospectus supplement, unless otherwise indicated,

•	“we,” “us,” “our company,” “our” or “CNinsure” refer to CNinsure Inc., its predecessor entities and its subsidiaries;

•	“China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau;

•	“provinces” of China refers to the 22 provinces, the four municipalities directly administered by the central government (Beijing, Shanghai, Tianjin and Chongqing) and the five autonomous regions (Xinjiang, Tibet, Inner Mongolia, Ningxia and Guangxi);

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.001 per share;

•	“ADSs” refers to our American depositary shares, each of which represents 20 ordinary shares;

•	all references to “RMB” or “Renminbi” are to the legal currency of China and all references to “$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States; and

•	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

i

SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus , including the “Risk Factors” section and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Overview of Our Business

We are a leading independent insurance intermediary company operating the largest independent insurance agency business in China. With 48,693 sales professionals, 1,421 claims adjustors and 571 sales and service outlets operating in 23 out of 31 provinces as of April 15, 2010, our distribution and service network reaches some of China’s most economically developed regions and some of the most affluent cities in China, such as Beijing, Shanghai, Guangzhou and Shenzhen.

As an insurance intermediary company, we do not assume underwriting risks. Instead, we distribute to customers in China a wide variety of property, casualty and life insurance products underwritten by domestic and foreign insurance companies operating in China and provide insurance claims adjusting services, such as damage assessment, survey, authentication and loss estimation. We also provide certain value-added services, such as 24 hour emergency services in select cities and assistance with claim settlement, to our customers—individuals and institutions that purchase insurance products through us. In addition, we provide information about potential customers to insurance companies, which then sell insurance products to them, either directly or through our affiliated insurance intermediaries. Furthermore, in November 2009, we started to offer certain consumer financial products and services through a consumer credit brokerage company in which we hold noncontrolling interests. We are compensated for our services primarily by commissions and fees paid by insurance companies, typically based on a percentage of the premium paid by the insured or a percentage of the amount recovered from insurance companies. Commission and fee rates generally depend on the type of insurance products, the particular insurance company and the region in which the insurance products are sold.

As of April 15, 2010, we had 56 affiliated insurance intermediary companies in the PRC, of which 49 are insurance agencies, three are insurance brokerages and four are insurance adjusting firms. According to the Insurance Intermediary Market Development Report for 2009 published by China Insurance Regulatory Commission, or the CIRC, our affiliates included:

•	eight of China’s top 20 insurance agencies, accounting for approximately 11.5% of total insurance agency revenue in China in 2009; and

•	three of China’s top 20 insurance claims adjusting firms, accounting for approximately 13.2% of total claims adjusting firm revenue in China in 2009.

The professional insurance intermediary sector in China is at an early stage of development and highly fragmented. We believe this offers substantial opportunities for further growth and consolidation. We will continue to take advantage of these opportunities to increase our market share by aggressively expanding our distribution network through selective acquisitions, recruitment of experienced and entrepreneurial sales agents and franchising. In particular, we intend to devote significant resources to distributing life insurance products in order to benefit from the recurring fee income they generate and to better capture the significant opportunities presented by China’s rapidly growing life insurance market. We will expand our product offerings from retail to commercial lines through our newly established insurance brokerage business unit. We will continue to grow our claims adjusting business to capture the substantial growth in this sector. We have developed and refined our unified operating platform through more than ten years of operations and have successfully implemented it across our company. We believe our scalable unified operating platform has been key in our ability to expand our distribution network and launch new products and services rapidly and efficiently while maintaining the quality of our products and services.

Industry Background

The Chinese insurance industry was the third largest in Asia and the sixth largest in the world by premium in 2008. The industry has grown substantially in recent years, with industry-wide insurance premiums increasing from RMB978.4 billion in 2008 to RMB 1,113.7 billion (US$163.2 billion) in 2009, according to data published by the CIRC. Despite this substantial growth and scale, China’s insurance penetration rates, which measure industry-wide insurance premiums as a percentage of GDP, were only 2.2% for life insurance and 1.0% for non-life insurance in 2008, compared to 4.1% and 4.6%, respectively, for the United States, 12.8% and 2.9% for the United Kingdom, respectively, and 7.6% and 2.2% for Japan, respectively. These low penetration rates relative to those of developed economies suggest that China’s insurance market has significant growth potential. We believe that continued economic growth and the aging of China’s population, among other factors, will drive the future growth of China’s insurance industry. In particular, we expect that changing demographics will generate substantial demand for life insurance products.

Within China’s insurance industry, independent insurance agencies and brokerages are referred to as “professional insurance intermediaries,” to be differentiated from entities that distribute insurance products as an ancillary business, such as commercial banks, postal offices and automobile dealerships. The professional insurance intermediary sector in China has also grown significantly in recent years. According to data released by the CIRC, total insurance premiums generated by independent insurance agencies and brokerages increased by 41.5% and 47.0%, respectively, from 2007 to 2008, and total insurance premiums generated by independent insurance agencies increased by 21.9% from 2008 to 2009. We believe that there will continue to be substantial growth opportunities in the professional insurance intermediary sector for the following reasons:

•	China’s insurance industry as a whole has significant growth potential;

•	as competition among insurance companies intensifies, insurance companies will focus more on their core competencies and increasingly outsource part of the distribution of their products;

•	an increasing number of international insurance companies are entering the Chinese market and they tend to outsource the distribution of their products because they seek to quickly penetrate the market but lack a distribution network and sales force of their own;

•	as Chinese consumers become more sophisticated, they will increasingly seek a greater selection of insurance products and services from different insurance companies with the benefit of independent professional advice; and

•	the favorable regulatory environment will benefit professional insurance intermediaries with potential to grow into nation-wide service providers.

Despite rapid growth in recent years, the professional insurance intermediary sector in China is still at an early stage of development and highly fragmented. According to the Insurance Intermediary Market Development Report for 2009 released by the CIRC, as of December 31, 2009 there were 1,903 insurance agencies and 378 insurance brokerages in China.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•	Scalable Unified Operating Platform. We have developed and refined our unified operating platform through more than ten years of operations and have successfully implemented the following components of our operating platform across our company:

•	standardized operating procedures;

•	a core business system, which encompasses our property and casualty insurance unit, life insurance unit, and claims adjusting unit, that will better support business operations and facilitate risk control;

•	a centralized and computerized accounting and financial management system;

•	a human resources management system and an e-learning system to provide online training to sales agents, which enhance our control over the quality of our sales agents and strengthens our top-down implementation of sales policies;

•	an office automation system; and

•	a nationwide IT network and data center to support front-office operations.

Our unified operating platform allows for standardized business and financial management, operational efficiency and active management control and enhanced risk control. Because the various systems, policies and procedures of our operating platform can be introduced quickly as we enter new regions or make acquisitions, we believe we can expand our distribution network rapidly and efficiently while maintaining the quality of our services. In addition, we believe our operating platform has enabled us to efficiently launch new products and services to further diversify our revenue sources. We have a proven track record of leveraging our operating platform to successfully grow our life insurance business and integrating acquired businesses. Furthermore, a unified platform and the scale it generates allow us to build close relationships with the head offices of insurance companies and obtain preferential commission rates for distributing high-margin products. We believe that it is difficult for our competitors, particularly new market entrants, to create a similar platform of a comparable scale without substantial financial resources and efforts.

•	Entrenched Leadership Position among Professional Insurance Intermediaries in China. We are a leading professional insurance intermediary in China in terms of insurance premiums generated and the size of distribution network, and have maintained this leadership position for over three years. Our intermediary role enables us to benefit from the strong premium growth in China without assuming underwriting risks. According to the Insurance Intermediary Market Development Report for 2009 published by the CIRC, our affiliates included eight of China’s top 20 insurance agencies, accounting for approximately 11.5% of total insurance agency revenue in China in 2009; and three of China’s top 20 insurance claims adjusting firms, accounting for approximately 13.2% of total claims adjusting firm revenue in China in 2009. Our leadership position allows us to negotiate preferential commission rates from insurance companies, recruit and retain quality sales agents, attract insurance customers, expand into new markets and achieve economies of scale. Our access to the U.S. capital markets in the United States provides us with strong liquidity to undergo rapid and quality acquisitions and expand into new markets, as well as to entrench our leadership position in existing markets. We believe our leading market position also enables us to establish business relationships with a large number of insurance companies and offer a wide variety of insurance products. As of April 15, 2010, we had established business relationships with 57 insurance companies and one reinsurance company operating in China. In recent years, we have entered into contracts with the head offices of nine life insurance companies, including AVIVA-COFCO and Minsheng, and five property and casualty insurance companies, including PICC P&C, Ping An P&C and China Pacific Insurance Company, for the distribution of insurance products and the outsourcing of claims adjusting services. We believe our leading position will also enable us to explore consolidation opportunities to further expand our network.

•	Diversified Product and Service Offerings. We have a proven track record of expanding our product and service offerings. We began our insurance intermediary business in 1999 by distributing automobile insurance products. In 2002, we began distributing other property and casualty insurance products. In January 2006, we further expanded our product mix to cover life insurance products, which accounted for 20.0% of our total net revenues in 2009. In recent years, we also started to offer insurance claims adjusting services such as claims assessments, survey, authentication and loss estimation. In 2009, total net revenues from claims adjusting services accounted for 12.2% of our total net revenue. We expanded into the consumer financial services sector through acquisition. We also recently established an insurance brokerage business unit. We believe our ability to offer an expanding and diversified product and service mix makes us an attractive distributor for our insurance company partners, enables us to provide customers with sophisticated, quality service to meet their insurance needs, creates more cross-selling opportunities and allows us to further improve our profitability.

•	Extensive Customer Reach through Nationwide Distribution Network and Customer Database. Since our establishment in 1998, we have built a distribution and service network that, as of April 15, 2010, consisted of 49 insurance agencies, three insurance brokerages and four claims adjusting firms, with 571 sales and service outlets, 48,460 registered sales agents, 233 in-house sales representatives and 1,421 in-house claims adjustors. Our distribution and service network covers 23 provinces and reaches some of the most economically developed regions in China and some of the most affluent Chinese cities, such as Beijing, Shanghai, Guangzhou and Shenzhen. In 2009, our approximately 1.3 million customers included approximately 1.0 million customers who bought property and casualty insurance products and approximately 0.3 million customers who bought life insurance products. By providing certain value-added services to these customers at no additional charge, we seek to build a loyal customer base that generates referral and cross-selling opportunities. In addition, we have built a database of more than one million individuals. Using information in this database, our sales agents contact potential customers with our target demographics on a regular basis. With the development of a diversified product and service offering, we believe we will be able to leverage our vast consumer database to increase sales per account.

•	Successful Acquisitions and Integration Track Record. We have demonstrated a strong capability to take advantage of consolidation opportunities to aggressively increase market share in addition to growing organically. We have a strong, professional team experienced in acquisitions and joint ventures in China’s insurance industry. Since November 2007, we have completed 20 acquisitions and established 15 joint ventures. Three out of the four claims adjusting firms we acquired were among top 20 claims adjusting firms in China as of December 31, 2009. We employ prudent and effective acquisition and integration strategy by setting up guaranteed performance targets for acquired businesses. We allow previous owners of an acquired business to stay on as minority stake owners and sell their remaining stakes to us if the business is successful after the acquisition. This strategy contributes significantly to a successful business integration by aligning the interests of the previous owners with ours, as well as providing strong incentive to those previous owners to ensure a smooth integration and transition process. Furthermore, we also utilize our standardized operating platform to effectively integrate these acquired businesses after the acquisition.

•	Attractive and Differentiated Performance-Based Entrepreneurial Agent Program. In recent years, some entrepreneurial management staff and senior sales agents of major insurance companies in China have left their employers or principals and become independent. We call these individuals “entrepreneurial agents.” As of April 15, 2010, our entrepreneurial agent base had expanded from 24 sales teams in 2007 to 697 entrepreneurial sales teams. We have designed and implemented a comprehensive program to attract and retain productive entrepreneurial agents. Under this program, only entrepreneurial agents who meet specific professional criteria and successfully pass a six-month trial period will be formally admitted to our distribution and service network, and only those who continue to meet specified performance standards will be allowed to remain in our network. In addition to cash compensation, these entrepreneurial agents also have the opportunity to participate in the equity of our business. We believe that our entrepreneurial agent program provides productive entrepreneurial agents a strong incentive to grow their business within our network and enables us to grow our sales force with productive, motivated professionals.

•	Experienced Management Team With a Successful Track Record. Our top 6 executive officers on average have over 10 years of insurance industry experience and are familiar with the insurance intermediary industry in China and the related regulatory environment. Our chairman and chief executive officer, Mr. Yinan Hu, and our president, Mr. Qiuping Lai, founded our company in 1998 and together with Mr. Peng Ge, our chief financial officer, have led us to our current leading position. Mr. Hu was recognized as one of “The 60 Greatest Insurance Leaders in 60 Years of New China’s History” by China Insurance News in 2010. Under the leadership of our senior management, we have a proven track record of successfully diversifying our product and service offerings, expanding our distribution network, making strategic acquisitions and integrating acquired businesses, and achieving significant revenue and profit growth. In addition, since our establishment in 1998, we have recruited, retained and trained a significant number of experienced managerial staff to support our senior management in expanding our operations. All of our senior executive officers and other managerial staff indirectly hold equity interests in our company, which aligns their interests with those of our shareholders.

Our Strategies

As the largest independent insurance agency company in China, we will continue to leverage our unified business platform to enhance our leadership position in the insurance agency and brokerage market. Our long term goal is to establish a leadership position as an intermediary offering a broader range of financial services and products in China. To achieve this goal, we intend to capitalize on the growth potential of China’s insurance industry and insurance intermediary sector, leverage our competitive strengths and pursue the following elements of our strategy:

•	Further Improve Our Unified Operating Platform to Support Future Growth. As we increase our operation scale and enter into new regions and segments, we will continue to improve our operating platform by improving existing components and adding new components. We plan to continue our investments in various aspects of our operating platforms, including financial reporting, branding, information technology, and risk management. We believe that further improvements to our unified operating platform will enhance centralized management control and facilitate the timely execution of our corporate strategy and the establishment of a standardized, transparent and integrated business process, from product research to customer service. In addition, we expect our unified platform to evolve into a scalable operation system that will allow us to attract new agents, brokers and direct customers at lower costs and therefore expedite our expansion. We also plan to utilize and expand our platform to support our increasingly diversified product and service offerings.

•	Further Expand Our Distribution Network Through Selective Acquisitions, Recruitment of Entrepreneurial Agents and Franchising. The professional insurance intermediary sector in China is still at an early stage of development and highly fragmented. We believe this offers substantial opportunities for consolidation. We intend to further grow our distribution network through selective acquisitions of high-quality independent insurance agencies and brokerages. We also have been actively recruiting and will continue to recruit entrepreneurial agents. We believe that these entrepreneurial agents will help us expand our distribution network more rapidly and productively. In addition, we started a franchising program to further expand our distribution network. We believe that the franchising program will help us quickly expand our distribution network while allowing us to nurture targets for our future acquisitions.

•	Further Expand Our Life-Insurance Business. The life insurance sector has grown at a faster pace than the rest of China’s insurance industry in recent years. In addition, life insurance products that require periodic premium payments generate sustained and recurring income over an extended period of time, sometimes up to 25 years, generally generating higher margin than property, casualty and life insurance products. In order to benefit from this recurring fee income and take advantage of the significant growth potential of China’s life insurance market, we will continue to devote significant resources to further growing this business. We intend to actively recruit entrepreneurial agents to help us increase the sales of life insurance products, both within our existing geographic markets and in regions that we will enter in the future. In addition, we intend to improve the productivity of individual sales agents through training. Furthermore, we will leverage our extensive experience, customer base and distribution network established over the past 12 years to cross-sell life insurance products to our non-life insurance customers.

•	Further Expand Our Other Product and Service Offerings. As competition among insurance companies in China intensifies, some insurance companies have started to outsource their claim settlement functions to insurance claims adjusting companies. We have taken advantage of this new trend and added insurance adjustment to our service offerings. We believe that we are well positioned to provide insurance claims adjusting services since we already have been providing certain settlement-related services to our insurance customers and have personnel with relevant expertise in place. In October 2009, we invested in a holding company that owns 100% of the equity interest in China Financial Services Group Limited, a consumer credit brokerage company specializing in the distribution of personal loans and residential mortgage loans for commercial banks. This investment marked our expansion into the consumer financial services sector, and we plan to continue our expansion in this sector in the future. We expect our expansion into this new sector will create synergies with our existing businesses, such as client referral, cross-selling opportunities, as well as cost savings from leveraging distribution network and back-office operating system. In June 2010, we established an insurance brokerage business unit in an effort to expand our product offerings from retail to commercial lines. Furthermore, as a result of rapid economic growth and accumulation of wealth in China in recent years, we believe there are substantial growth opportunities for personal wealth management products, such as securities, trust products and mutual fund products. We plan to actively explore these opportunities and expand our product offerings to cover more wealth management products in the future. We also intend to explore other business opportunities such as corporate brokerage in order to meet increasing customer needs.

•	Increase the Use of New Distribution Channels. In China, insurance products traditionally have been sold primarily through face-to-face sales efforts by individual salespersons, but some international insurance companies have recently introduced new distribution methods as they enter China’s insurance market. In recent years, top insurance companies in China have also seen strong growth from their call center and Internet sales channels. We believe that call centers and Internet are becoming the main distribution channels for standardized insurance products such as auto and accidental insurance. Accordingly, we have established new distribution channels, such as call centers, Internet websites and bancassurance, to complement our traditional sales channels. We intend to further enhance the effectiveness of these new distribution channels through technological upgrade. We will continue to explore additional new channels to expand our customer base and increase our sales. For example, we recently started working with automobile 4S shops to distribute automobile insurance.

Our Challenges

The successful execution of our strategies is subject to certain risks and uncertainties, including those relating to:

•	our ability to adapt to the evolving macroeconomic environment and regulatory environment in the Chinese insurance industry;

•	our ability to attract and retain productive agents, especially entrepreneurial agents;

•	our ability to maintain existing and develop new business relationships with insurance companies;

•	our ability to execute our growth strategy by successfully acquiring and integrating insurance agencies and brokerages; and

•	our ability to compete effectively against insurance companies, professional insurance intermediaries and other entities that distribute insurance products.

Recent Developments

•	Strategic Partnership with PICC P&C. On May 13, 2010, we entered into a strategic partnership agreement with PICC Property and Casualty Company Limited, or PICC P&C, the largest property and casualty insurance company in China, for cooperation in product distribution, development of customized products, data sharing as well as outsourcing of claims adjusting services. The agreement aims to enhance competitiveness and profitability of both companies through product innovation and improved sales quality as well as better after-sales services while continuing to expand sales volume.

•	Cathay Investment Fund’s Distribution of Our Shares as Dividends to Its Stockholders. The Cathay Investment Fund, Limited , or CIF, one of our substantial shareholders, has notified us in a letter dated May 19, 2010 received after the close of the U.S. financial markets, that the board of directors of CIF has approved the distribution of 6,477,579 ADSs, representing 129,551,580 ordinary shares, to CIF’s stockholders as dividends. These shares represent CIF’s entire holdings in us, or approximately 14.2% of our issued share capital as of April 15, 2010. According to CIF, this dividend was deemed distributed effective May 13, 2010.

•	Strategic Partnership with Taiping General Insurance. In May 2010, we entered into a strategic partnership agreement with Taiping General Insurance Co., Ltd., or Taiping General, a national property and casualty insurance company in China, to cooperate in product distribution, development of high-

margin customized products, data sharing as well as outsourcing of claims adjusting services. Taiping General’s businees covers a wide range of insurance services including property insurance, accident insurance, health insurance and reinsurance.

•	Establishment of our Insurance Brokerage Business Unit. In June 2010, we established an insurance brokerage business unit in an effort to expand our product offerings from retail to commercial lines. Our insurance brokerage team will focus on providing property and casualty, liability, credit and guarantee, cargo, employee benefits and specialty risk insurance and reinsurance services to corporate clients.

•	Acquistion of Henan Zhongrui Insurance Agency. In July 2010, we acquired an additional 45% of the equity interests in Henan Zhongrui Insurance Agency Co., Ltd., or Henan Zhongrui, an insurance agency primarily engaged in the distribution of life insurance products in Henan Province. Following the completion of the transaction, we will hold 55% of the equity interests in Henan Zhongrui. The transaction is expected to close in the third quarter of 2010, subject to certain consents, authorizations and other customary closing conditions.

Corporate Structure

In 1998, our founders, Mr. Yinan Hu and Mr. Qiuping Lai, formed two PRC companies, Guangzhou Nanyun Car Rental Services Co., Ltd. and Guangdong Nanfeng Automobile Association Co., Ltd., initially to provide automobile-related services. In 2001, our founders transferred their interests in the two PRC companies to China United Financial Services Holdings Limited (then known as China Automobile Association Holdings Limited), a newly established British Virgin Islands company. As part of its corporate restructuring to facilitate international fundraising, China United Financial Services incorporated CISG Holdings Ltd., a British Virgin Islands company, in June 2004 as the holding company for its insurance agency and brokerage businesses and transferred to CISG Holdings all of its rights and interests in four PRC insurance intermediary companies it then controlled.

In anticipation of our initial public offering, we incorporated CNinsure Inc. in the Cayman Islands in April 2007. In July 2007, CNinsure Inc. acquired all of the equity interests in CISG Holdings. CISG Holdings became our wholly-owned subsidiary. On October 31, 2007, we completed our initial public offering and listed our ADSs on the Nasdaq Global Market.

Corporate Information

Our principal executive offices are located at 22/F, Yinhai Building, No. 299 Yanjiang Zhong Road, Guangzhou, Guangdong 510110, People’s Republic of China. Our telephone number at this address is +86-20-6122-2777 and our fax number is +86-20-6126-2893. Our registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as our board of directors may from time to time decide.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http:// www.cninsure.net. The information contained on our website does not form part of this prospectus supplement or the accompanying prospectus. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

The Offering

ADSs Offered:

By us in this offering	4,600,000 ADSs.

By the selling shareholder	700,000 ADSs.

Total	5,300,000 ADSs.

Ordinary Shares Outstanding After this Offering	1,008,997,726 ordinary shares outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options), or 1,024,897,726 ordinary shares outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options) if the underwriters exercise the options to purchase additional 795,000 ADSs in full.

Options to Purchase Additional ADSs	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 795,000 additional ADSs.

The ADSs	Each ADS represents 20 ordinary shares, par value US$0.001 per share. The ADSs may be evidenced by a global American Depositary Receipt.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs, as amended from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus supplement.

Depositary	JPMorgan Chase Bank N.A.

Dividend Policy	We may declare dividend from time to time. Our board of directors has full discretion as to whether to distribute dividends.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately US$117.0 million based on the assumed public offering price of US$26.78, which was the last reported sale price of our ADSs on the NASDAQ Global Select Market on July 6, 2010, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us. We intend to use the net proceeds we receive from this offering to establish four new profit centers.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholder.

See “Use of Proceeds” for additional information.

Risk Factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, as such factors may be amended, updated or modified periodically in our reports filed with the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Global Select Market Symbol	“CISG”

Lock-up	We, our directors and executive officers, and the selling shareholder have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus supplement. See “Underwriting” for more information.

Summary Consolidated Financial Data

The following summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the selected consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2009. The following summary unaudited consolidated statement of operations data for the three months ended March 31, 2009 and 2010, and the summary unaudited consolidated balance sheet data as of March 31, 2010, have been prepared on the same basis as our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2009.

The summary consolidated financial data should be read in conjunction with those financial statements and the accompanying notes and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2009. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

	For the Year Ended
	December 31,				For the Three Months Ended March 31,
	2007	2008	2009		2009	2010
	(As Adjusted)(1)	(As Adjusted)(1)			(unaudited)	(unaudited)
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except shares, per share and per ADS data)

Consolidated Statement of Operations Data
Net revenues:
Commissions and fees	446,929	843,107	1,154,090	169,075	215,654	281,927	41,303
Other service fees	1,216	855	761	112	217	29	4

Total net revenues	448,145	843,962	1,154,851	169,187	215,871	281,956	41,307

Operating costs and expenses:
Commissions and fees	(232,550)	(436,803)	(579,911)	(84,957)	(121,627)	(140,953)	(20,650)
Selling expenses	(9,514)	(17,328)	(49,498)	(7,252)	(7,764)	(14,478)	(2,121)
General and administrative expenses(2)	(68,177)	(180,031)	(199,246)	(29,190)	(40,571)	(53,857)	(7,890)

Total operating costs and expenses	(310,241)	(634,162)	(828,655)	(121,399)	(169,962)	(209,288)	(30,661)

Income from operations	137,904	209,800	326,196	47,788	45,909	72,668	10,646
Other income (expense), net:
Gain on disposal of investment in a subsidiary	—	525	—	—	—	—	—
Investment income	—	—	18,905	2,770	—	10,230	1,499
Interest income	16,235	47,967	33,299	4,878	9,775	6,289	921
Interest expense	(25)	(95)	(4)	(1)	(2)	—	—
Others, net	(2)	(28)	1,408	206	854	100	15
Changes in fair value of contingent consideration payables	—	—	(5,946)	(871)	—	—	—

Net income before income taxes and income of affiliates	154,112	258,169	373,858	54,770	56,536	89,287	13,081

	For the Year Ended
	December 31,				For the Three Months Ended March 31,
	2007	2008	2009		2009	2010
	(As Adjusted)(1)	(As Adjusted)(1)			(unaudited)	(unaudited)
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except shares, per share and per ADS data)

Income tax expense	(3,178)	(62,438)	(95,618)	(14,008)	(15,493)	(22,973)	(3,366)
Share of income (loss) of affiliates	—	135	774	114	(34)	3,500	513

Net income	150,934	195,866	279,014	40,876	41,009	69,814	10,228
Less: Net loss (income) attributable to the noncontrolling interests	(2,424)	4,129	(21,827)	(3,197)	(4,537)	2,466	361

Net income attributable to the Company’s shareholders	153,358	191,737	300,841	44,073	45,546	67,348	9,867

Net income per share (giving effect to the 10,000-for-1 share exchange in 2007):
Basic	0.2178	0.2101	0.3297	0.0483	0.050	0.074	0.011
Diluted	0.2143	0.2090	0.3241	0.0475	0.050	0.071	0.010
Net income per ADS:
Basic	4.3551	4.2025	6.5938	0.9660	0.998	1.476	0.216
Diluted	4.2858	4.1803	6.4815	0.9495	0.997	1.429	0.209
Shares used in calculating net income per share (giving effect to the 10,000-for-1 share exchange in 2007):
Basic	704,273,232	912,497,726	912,497,726	912,497,726	912,497,726	912,497,726	912,497,726
Diluted	715,649,950	917,335,390	928,312,312	928,312,312	913,489,567	942,535,742	942,535,742
Dividends declared per share(3)	0.1023	—	0.075	0.011	—	—	—
Dividends declared per ADS(3)	2.046	—	1.5	0.22	—	—	—

(1)	Effective January 1, 2009, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 (“ASC 810”), Noncontrolling Interests (formerly FASB Statement (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements). As a result, revised presentation and disclosure requirements were applied retrospectively to all periods presented, requiring noncontrolling interests to be separately presented as a component of shareholders’ equity on the consolidated balance sheets. The balance sheet data as of December 31, 2007 and 2008 were extracted from the annual report on Form 20-F for the year ended December 31, 2008, as adjusted to give the effect of the adoption of ASC 810.

(2)	Share-based compensation expenses included in our general and administrative expenses were RMB5.0 million, RMB45.7 million and RMB7.6 million (US$1.1 million) in 2007, 2008 and 2009, respectively, and RMB4.5 million (US$0.7 million) for the three months ended March 31, 2010.

(3)	The 2006 and 2007 dividends were declared in 2007. These dividends were not paid at the time they were declared. In 2007, we paid all of the previously declared but unpaid dividends totaling approximately RMB140.0 million. Dividend of US$0.22 per ADS was declared on May 21, 2009, payable to our shareholders of record as of the close of business on June 26, 2009.

	As of December 31,				As of March 31,
	2007	2008	2009		2010
	(As Adjusted)(1)	(As Adjusted)(1)			(unaudited)
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	1,544,817	1,510,432	1,457,890	213,582	1,346,181	197,220
Total current assets	1,608,256	1,876,883	1,727,499	253,080	1,619,072	237,199
Total assets	1,640,164	2,046,515	2,545,965	372,986	2,559,566	374,984
Total current liabilities	53,337	190,222	337,648	49,466	222,295	32,567
Total liabilities	54,928	200,444	359,260	52,632	250,899	36,758
Noncontrolling interests	18,324	94,423	194,897	28,553	245,049	35,900
Total shareholders’ equity	1,585,236	1,846,071	2,186,705	320,354	2,308,667	338,226
Total liabilities and shareholders’ equity	1,640,164	2,046,515	2,545,965	372,986	2,559,566	374,984

(1)	Effective January 1, 2009, we adopted FASB ASC 810, Noncontrolling Interests (formerly FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements). As a result, revised presentation and disclosure requirements were applied retrospectively to all periods presented, requiring noncontrolling interests to be separately presented as a component of stockholders’ equity on the consolidated balance sheets. The balance sheet data as of December 31, 2007 and 2008 were extracted from the annual report on Form 20-F for the years ended December 31, 2007 and 2008, as adjusted to give effect to the adoption of ASC 810.

RISK FACTORS

You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our ADSs. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to This Offering

The market price for our ADSs may be volatile.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in the Chinese insurance industry;

•	changes in the economic performance or market valuations of other insurance intermediaries;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	potential litigation or administrative investigations;

•	sales of additional ADSs; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase the price of our ADSs. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in our annual report on Form 20-F for the year ended December 31, 2009 and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of ADSs may instruct the depositary to exercise the voting rights attaching to the shares represented by the ADSs. If no instructions are received by the depositary on or before a date established by the depositary, the depositary shall deem the holders to have instructed it to give a discretionary proxy to a person designated by us to exercise their voting rights. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act of 1933 or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 1,008,997,726 ordinary shares outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options), including 669,057,400 ordinary shares represented by 33,452,870 ADSs, and 1,024,897,726 ordinary shares outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options), including 684,957,400 ordinary shares represented by 34,247,870 ADSs, if the underwriters exercise their option to purchase an additional 795,000 ADSs in full. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. Shares owned by our directors, executive officers and certain other shareholders will be available for sale upon the expiration of the 90-day lock-up period from the date of this prospectus supplement, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representatives of the underwriters. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

We may become a passive foreign investment company, which could result in adverse U.S. federal income tax consequences for U.S. Holders of our ADSs or ordinary shares.

Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not expect to be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our taxable year ending December 31, 2010. A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. The composition of our income and assets will be affected by how, and how quickly, we use any cash we generate from our operations or raise in this or any subsequent offering. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Taxation” in the accompanying prospectus) holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company” in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the “safe harbor” from liability established by the U.S. Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “forecast,” “intend,” “plan,” “predict,” “propose,” “potential,” “continue,” “believe,” “estimate,” “is/are likely to,” or the negative of these terms, and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect.

Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur that will affect our results.

We would like to caution you not to place undue reliance on these forward-looking statements we make, and you should read these statements in conjunction with the risk factors set forth under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus for a more complete discussion of the risks of an investment in our securities. These risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The forward-looking statements made in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$117.0 million based on the assumed public offering price of US$26.78, which was the last reported sale price of our ADSs on the NASDAQ Global Select Market on July 6, 2010, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us. We intend to use the net proceeds we receive from this offering to establish four new profit centers.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholder.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010.

•	on an actual basis; and

•	on an as adjusted basis to give effect to the completion of this offering, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

You should read this table together with our financial statements and the related notes, the information under “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2009, and the information under “Summary—Recent Developments.”

	As of March 31, 2010
	Actual (unaudited)		As Adjusted(1)
	RMB	US$	RMB	US$
	(in thousands)

Shareholders’ equity:
Ordinary shares, $0.001 par value, 10,000,000,000 shares authorized; 912,497,726 shares issued and outstanding, and 1,004,497,726 shares issued and outstanding, as adjusted(2)	7,036	1,031	7,659	1,123
Additional paid-in capital(3)	1,609,223	235,756	2,400,989	352,693
Statutory reserves	103,874	15,218	103,874	15,218
Retained earnings	416,011	60,947	416,011	60,947
Accumulated other comprehensive loss	(72,526)	(10,626)	(72,526)	(10,626)
Total CNinsure Inc. shareholders’ equity	2,063,618	302,326	2,856,007	419,355

Noncontrolling interests	245,049	35,900	245,049	35,900

Total shareholders’ equity(3)	2,308,667	338,226	3,101,056	455,255

Total capitalization(3)	2,308,667	338,226	3,101,056	455,255

(1)	The as adjusted information is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

(2)	Does not include the underwriters’ option to purchase an additional 795,000 ADSs as described on the cover page of this prospectus supplement.

(3)	Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus supplement remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed public offering price of US$26.78 per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$0.95 per ADS.

Except as disclosed above, there have been no material changes to our capitalization since March 31, 2010.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ADS is substantially in excess of the net book value per ADS after this offering.

Our net tangible book value as of March 31, 2010 was approximately RMB1,324.7 million (US$194.1 million), or RMB1.45 (US$0.21) per ordinary share based upon 912,497,726 ordinary shares outstanding as of that date, and US$4.25 per ADS. Net tangible book value per ADS is calculated by subtracting our total liabilities from our total assets, and dividing this amount by the number of ordinary shares outstanding as of December 31, 2009 as represented by ADSs.

Without taking into account any other changes in such net tangible book value after March 31, 2010, other than to give effect to the sale by us of 4,600,000 ADSs offered in this offering at an assumed public offering price of US$26.78 per ADS (the last sale price of our ADSs as reported on the NASDAQ Global Select Market on July 6, 2010) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2010 would have been RMB2,117.1 million (US$311.1 million), or RMB2.11 (US$0.31) per outstanding ordinary share, and RMB42.15 (US$6.19) per ADS. This represents an immediate increase in the net tangible book value of US$0.10 per ordinary share and US$1.94 per ADS, to our existing shareholders and an immediate dilution in the net tangible book value of US$1.03 per ordinary share and US$20.59 per ADS, to purchasers of our ADSs in this offering. The following table illustrates such dilution on a per ADS basis:

Assumed public offering price per ADS	US $	26.78
Net tangible book value per ADS as of March 31, 2010		4.25
Increase in net tangible book value per ADS to existing shareholders attributable to the offering		1.94
As adjusted net tangible book value per ADS after giving effect to the offering		6.19
Dilution in net tangible book value per ADS to new investors in the offering		20.59

Each US$1.00 increase (decrease) in the assumed public offering price of US$26.78 per ADS would increase (decrease) our as adjusted net tangible book value after this offering by approximately US$4.4million, or approximately US$0.004 per ordinary share, or US$0.09 per ADS, and the dilution in net tangible book value per ADS to new investors by approximately US$0.91 per ADS, assuming that the number of ADS offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option in full to purchase 795,000 additional ADSs in this offering, the as adjusted net tangible book value per ADS after the offering would be US$6.72 per ADS, and the dilution to the new investors would be US$20.06 per ADS.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering. As of March 31, 2010, there were:

•	94,566,631 ordinary shares issuable upon the exercise of options outstanding; and

•	46,960,659 ordinary shares reserved for future issuance under our share incentive plan.

DIVIDEND POLICY

In 2006, we declared dividends of RMB170 and RMB523 per share for 2004 and 2005, respectively. In March 2007, we declared a dividend of RMB585 per share for 2006. These dividends were not paid at the time they were declared. In 2007, we paid all of the previously declared but unpaid dividends totaling approximately RMB140.0 million. In October 2007, after we issued new ordinary shares on a 10,000 for-one basis in exchange for CISG shares, we declared a dividend of RMB0.102308 per share for 2007. In May 2009, we declared a dividend of US$0.22 per ADS payable to our shareholders of record as of the close of business on June 26, 2009 and paid in July 2009. On April 23, 2010, our board of directors approved a cash dividend of US$0.013 per ordinary share, equivalent to US$0.26 per ADS. On June 10, 2010, we paid a cash dividend in the aggregate amount of $5,876,923 to our public shareholders of record as of the close of business on May 20, 2010. The cash dividend is payable on or around July 20, 2010 to the rest of our shareholders of record as of the close of business on May 20, 2010.

We may declare dividend from time to time. Our board of directors has full discretion as to whether to distribute dividends. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares” section of the accompanying prospectus. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, there are still uncertainties under the new PRC Enterprise Income Tax Law promulgated on March 16, 2007 and the related regulations regarding whether the dividends we receive from our PRC subsidiaries or dividends paid to our shareholders will be subject to PRC withholding tax. See “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—Our global income or the dividends we receive from our PRC subsidiaries may be subject to PRC tax under the EIT Law, which could have a material adverse effect on our results of operations.” and “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—Under the EIT Law, dividends payable by us and gains on the disposition of our shares or ADSs could be subject to PRC taxation.” included in our annual report on Form 20-F for the year ended December 31, 2009.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

On October 31, 2007, we listed our ADSs on the Nasdaq Global Market under the symbol “CISG.” Since January 2, 2009, our ADSs have been listed on the Nasdaq Global Select Market under the symbol “CISG.” The following table provides the high and low trading prices for our ADSs on the Nasdaq Global Select Market (and the Nasdaq Global Market prior to January 2, 2009) for the periods indicated.

	Sales Price
	High	Low
	US$	US$

Annual High and Low
2007 (from October 31, 2007)	28.74	12.00
2008	16.63	5.44
2009	24.74	6.26
Quarterly Highs and Lows
First Quarter of 2008	15.69	8.51
Second Quarter of 2008	16.63	11.30
Third Quarter of 2008	14.41	8.16
Fourth Quarter of 2008	11.00	5.44
First Quarter of 2009	9.59	6.26
Second Quarter of 2009	14.20	7.00
Third Quarter of 2009	24.74	12.92
Fourth Quarter of 2009	24.64	18.42
First Quarter of 2010	27.46	16.49
Second Quarter of 2010	28.62	20.25
Monthly Highs and Lows
January 2010	22.82	17.40
February 2010	22.29	16.49
March 2010	27.46	21.64
April 2010	28.62	24.77
May 2010	28.40	20.84
June 2010	27.80	24.10
July 2010 (through July 6)	27.67	24.95

SELLING SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of our ordinary shares by the selling shareholder as of the date of this prospectus.

The calculations in the table below assume there are 916,997,726 ordinary shares outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options) as of the date of this prospectus and 1,008,997,726 ordinary shares outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options) immediately after the closing of this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by the selling shareholder and the percentage ownership of the selling shareholder, we have included shares that the selling shareholder has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.

	Ordinary Shares		Number of		Number of
	Beneficially Owned		Ordinary Shares		Ordinary Shares
	Prior to		Being Sold		Beneficially Owned
	This Offering		in This Offering		After This Offering
	Number	%	Number	%	Number	%

Selling Shareholder:
Kingsford Resources Limited(1)	219,041,373	23.9	14,000,000	1.4	205,041,373	20.3

(1)	Kingsford Resources Limited, a British Virgin Islands company, is 93.3% owned by High Rank Investments, which is in turn 87.6% owned by Mr. Yinan Hu, our chairman and chief executive officer, and 12.4% owned by Mr. Qiuping Lai, our president. The remaining 6.7% of the total outstanding shares of Kingsford Resources are held by Better Rise Investments, which is owned by three of our executive officers and Mr. Yinan Hu’s wife. The registered address of Kingsford Resources is Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. International plc and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have agreed to purchase, severally and not jointly, and we and the selling shareholder have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs

Morgan Stanley & Co. International plc
Merrill Lynch, Pierce, Fenner & Smith Incorporated

5,300,000

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the ADSs to be sold under the underwriting agreement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the Securities and Exchange Commission. Morgan Stanley & Co. International plc will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the ADSs, the offering price and other selling terms may be changed.

We expect to grant to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 795,000 ADSs at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, in whole or in part, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per ADS	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to CNinsure	$	$	$
Proceeds, before expenses, to the selling shareholder	$	$	$

Total expenses for this offering are estimated to be approximately US$      million and payable by us.

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, any ADSs, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise; or

•	file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs.

These restrictions do not apply to:

•	the sale of ordinary shares in the form of ADSs to the underwriters in this offering;

•	the grant of options to purchase ordinary shares that would not vest, restricted shares that would not become freely transferable, and restricted share units that would not vest under our share incentive plan; or

•	the issuance by us of ordinary shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of this prospectus supplement of which the underwriters have been advised in writing.

Each of the selling shareholder and our directors and executive officers has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, any ADSs, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise.

These restrictions do not apply to transactions relating to ordinary shares, ADSs or other securities acquired in open market transactions after the closing of the offering of the ADSs and certain other exceptions.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, certain of the underwriters or their affiliates have provided, and continue to provide investment banking and other financial services to us, our affiliates or employees, for which they have received and continue to receive customary fees and commissions.

We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, England. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, NY 10036, United States of America.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Selling Restrictions

No action has been taken or will be taken by us or any underwriters in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the prospectus accompanying it, nor any other offering material or advertisements in connection with this offering or the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia.  Neither this prospectus supplement nor the accompanying prospectus:

•	constitutes a disclosure document under Chapter 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (“Corporations Act”);

•	has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•	may only be provided in Australia other than to select investors who are able to demonstrate that they fall within one or more of the categories of Investors (“Exempt Investors”) available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this prospectus supplement or the accompanying prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those ADSs for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

The Cayman Islands.  Neither this prospectus supplement nor the accompanying prospectus constitutes a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) the ADSs may not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs to the public may be made in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of representatives of the underwriters; or (d) in any other circumstances falling within Article 3(2) of the Prospectus Directive. For the purposes of this provision, the expression “an offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong.  The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Kingdom of Saudi Arabia.  No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the ADSs in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The ADSs may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004) (the “Regulations”) and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the ADSs will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that

Article 20 of the Regulations places restrictions on secondary market activity with respect to the ADSs. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

People’s Republic of China.  Neither this prospectus supplement nor the accompanying prospectus has been or will be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore.  Each underwriter has acknowledged that neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any ADSs or caused the ADSs to be made the subject of an invitation for subscription or purchase and will not offer or sell the ADSs or cause the ADSs to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus, or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Note: Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Taiwan.  The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

Japan.  The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

State of Kuwait.  The ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwaiti Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

Switzerland.  Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus within the meaning of Art. 625a of the Swiss Code of Obligations. The ADSs may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this prospectus supplement nor any other offering materials relating to the ADSs may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ADSs in Switzerland.

United Arab Emirates.  Neither this prospectus supplement nor the accompanying prospectus is intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates (UAE). The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange. This Offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise. In relation to its use in the UAE, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom.  Each underwriter has represented, warranted and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to us and (ii) it has complied, and will comply with, all applicable provisions of the FSMA and Markets Act 2000 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom. The foregoing shall apply in addition to the restrictions set out under the heading “European Economic Area” above.

Canada.  The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our website address is http://www.cninsure.net. The information contained in, or that can be accessed through, our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or any accompanying prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus supplement the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on May 7, 2010;

•	our current report on Form 6-K on May 25, 2010;

•	the description of our securities contained in our registration statement on Form 8-A (File No. 001-33768), filed with the SEC on October 25, 2007 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating that description; and

•	all subsequent annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on May 7, 2010 contains a description of our business and audited consolidated financial statements with a report by our independent registered accounting firm. These financial statements are prepared in accordance with United States generally accepted accounting principles.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

22/F, Yinhai Building
No. 299 Yanjiang Zhong Road
Guangzhou, Guangdong 510110
People’s Republic of China
+86-20-6122-2777
Attention: Investor Relations Department

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement and any accompanying prospectus. These documents may also be accessed through our website at http://www.cninsure.net or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or any accompanying prospectus.

LEGAL MATTERS

We are being represented by Latham & Watkins with respect to legal matters of United States federal securities and New York state law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York state law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed on for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Jun He Law Offices. Latham & Watkins may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from our annual report on Form 20-F for the year ended December 31, 2009, and the effectiveness of our company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu are located at 35th Floor, One Pacific Place, 88 Queensway, Hong Kong.

PROSPECTUS

American Depositary Shares
Each Representing 20 Ordinary Shares

CNINSURE INC.

We may offer and sell our ordinary shares in the form of ADSs from time to time in one or more offerings. Each ADS represents 20 of our ordinary shares. In addition, this prospectus may be used to offer securities for the account of persons other than us. Our ADSs are listed on the Nasdaq Global Select Market under the symbol “CISG.”

Each time we or any selling shareholder sells our ADSs, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Investing in our ADSs involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We or any selling shareholder may offer the ADSs directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the ADSs, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is July 7, 2010.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “CNinsure” refer to CNinsure Inc., its predecessor entities and its subsidiaries;

•	“China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau;

•	“provinces” of China refers to the 22 provinces, the four municipalities directly administered by the central government (Beijing, Shanghai, Tianjin and Chongqing) and the five autonomous regions (Xinjiang, Tibet, Inner Mongolia, Ningxia and Guangxi);

•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.001 per share;

•	“ADSs” refers to the American depositary shares, each of which represents 20 of our ordinary shares;

•	all references to “RMB” or “Renminbi” are to the legal currency of China and all references to “$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States; and

•	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 using a “shelf” registration process. By using a shelf registration statement, we or any selling shareholder may sell the ADSs from time to time and in one or more offerings. This prospectus only provides you with a summary description of the ADSs and our ordinary shares they represent. Each time we or any selling shareholder sells the ADSs, we will provide a supplement to this prospectus that contains specific information about the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor any selling shareholder has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports and other information with the SEC. Information we file with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our website address is http://www.cninsure.net. The information contained in, or that can be accessed through, our website, however, is not, and should not be deemed to be, a part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

Any reports we file with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on May 7, 2010;

•	our current report on Form 6-K filed on May 25, 2010;

•	the description of our securities contained in our registration statement on Form 8-A (File No. 001-33768), filed with the SEC on October 25, 2007 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating that description; and

•	all subsequent annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference, that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on May 7, 2010 contains a description of our business and audited consolidated financial statements with a report by our independent registered accounting firm. These financial statements are prepared in accordance with United States generally accepted accounting principles.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

22/F, Yinhai Building
No. 299 Yanjiang Zhong Road
Guangzhou, Guangdong 510110
People’s Republic of China
+86-20-6122-2777
Attention: Investor Relations Department

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. These documents may also be accessed through our website at http://www.cninsure.net or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the “safe harbor” from liability established by the U.S. Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “forecast,” “intend,” “plan,” “predict,” “propose,” “potential,” “continue,” “believe,” “estimate,” “is/are likely to,” or the negative of these terms, and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur that will affect our results.

We would like to caution you not to place undue reliance on the forward-looking statements we make, and you should read these statements in conjunction with the risk factors set forth under the heading “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities. These risks are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The forward-looking statements made in this prospectus and the accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

OUR COMPANY

We are a leading independent insurance intermediary company operating in China. With 48,693 sales professionals, 1,421 claims adjustors and 571 sales and service outlets operating in 23 out of 31 provinces as of April 15, 2010. Our distribution and service network reaches some of China’s most economically developed regions and some of the most affluent cities in China, such as Beijing, Shanghai, Guangzhou and Shenzhen.

As an insurance intermediary company, we do not assume underwriting risks. Instead, we distribute to customers in China a wide variety of property, casualty and life insurance products underwritten by domestic and foreign insurance companies operating in China and provide insurance claims adjusting services, such as damage assessment, survey, authentication and loss estimation. We also provide certain value-added services, such as 24-hour emergency services in select cities and assistance with claim settlement, to our customers — individuals and institutions that purchase insurance products through us. In addition, we provide information about potential customers to insurance companies, which then sell insurance products to them, either directly or through our affiliated insurance intermediaries. Furthermore, in November 2009, we started to offer certain consumer financial products and services through a consumer credit brokerage company in which we hold noncontrolling interests. We are compensated for our services primarily by commissions and fees paid by insurance companies, typically based on a percentage of the premium paid by the insured or a percentage of the amount recovered from insurance companies. Commission and fee rates generally depend on the type of insurance products, the particular insurance company and the region in which the insurance products are sold.

As of April 15, 2010, we had 56 affiliated insurance intermediary companies in the PRC, of which 49 are insurance agencies, three are insurance brokerages and four are insurance adjusting firms. According to the Insurance Intermediary Market Development Report for 2009 published by the China Insurance Regulatory Commission, our affiliates included:

•	eight of China’s top 20 insurance agencies, accounting for approximately 11.5% of total insurance agency revenue in China in 2009; and

•	three of China’s top 20 insurance claims adjusting firms, accounting for approximately 13.2% of total claims adjusting firm revenue in China in 2009.

The professional insurance intermediary sector in China is at an early stage of development and highly fragmented. We believe this offers substantial opportunities for further growth and consolidation. We intend to take advantage of these opportunities to increase our market share by aggressively expanding our distribution network through selective acquisitions, recruitment of experienced and entrepreneurial sales agents and franchising. In particular, we intend to devote significant resources to distributing life insurance products in order to benefit from the recurring fee income they generate and to better capture the significant opportunities presented by China’s rapidly growing life insurance market. We will also continue to grow our claims adjusting business to capture the substantial growth in this sector. We have developed and refined our unified operating platform through more than ten years of operations and have successfully implemented it across our company. We believe our scalable unified operating platform has been key in our ability to expand our distribution network and launch new products and services rapidly and efficiently while maintaining the quality of our products and services.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the ADSs as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of the ADSs by any selling shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that it is uncertain whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind of enforcement of which is contrary to natural practice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, according to Maples and Calder, Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there is currently no treaty or other agreement of reciprocity between China and the United States governing the recognition of a judgment, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

According to Maples and Calder, our Cayman Islands counsel, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duty which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands, or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by CNinsure. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interest or dividends payable, or distributions made, by us to holders or beneficial owners of our ADSs or ordinary shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

Under the new Enterprise Income Tax Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the new law, “de facto management bodies” are defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. Substantially all of our management are currently based in China, and may remain in China in the future. If we were treated as a “resident enterprise” for PRC tax purposes, we would be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

Under the new law and its implementation regulations, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place of business within China or if the dividends paid have no connection with the non-PRC investor’s establishment or place of business within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of ADSs or shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty.

If we were considered a PRC “resident enterprise,” it is possible that the dividends we pay with respect to our ADSs or ordinary shares, or the gain you may realize from the transfer of our ADSs or ordinary shares, would be treated as income derived from sources within China and be subject to the 10% PRC withholding tax.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in our ADSs or ordinary shares. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	regulated investment companies or real estate investment trusts;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; or

•	partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of our ADSs or ordinary shares and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds our ADSs or ordinary shares, your tax treatment will generally depend on your status and the activities of the partnership.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with their terms. If you hold our ADSs, you should be treated as the beneficial owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that U.S. holders of ADSs may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS has taken actions inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an ADS by a depositary) may also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. holders of ADSs, including individual U.S. holders (discussed below). Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by certain non-corporate U.S. Holders, including individual U.S. Holders, could be affected by actions taken by the U.S. Treasury or the depositary.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of any distributions we make to you with respect to our ADSs or ordinary shares (including the amount of any taxes withheld therefrom) will generally be included in your gross income as dividend income on the date of actual or constructive receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends will be “qualified dividend income” that is taxed at the lower applicable capital gains rate, provided that certain conditions are satisfied, including (1) our ADSs or ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a passive foreign investment company nor treated as such with respect to you for our taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. Based on U.S. Treasury guidance, we expect that the ADSs, but not our ordinary shares, will be considered readily tradable on an established securities market in the United States for purposes of clause (1) above so long as they remain listed on the Nasdaq Global Select Market. There can be no assurance, however, that our ADSs will be considered readily tradable on an established securities market in later years. If we are deemed to be a “resident enterprise” under PRC tax law (see “Taxation — PRC Taxation”), we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to the ADSs or ordinary shares and any possible change in law relating to the availability of such lower rate for dividends paid by us.

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on our ADSs or ordinary shares for taxable years beginning after December 31, 2012. You should consult your tax advisors regarding the effect, if any, of this legislation on an investment in the ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by us with respect to our ADSs or ordinary shares will be “passive category income” or, in the case of certain U.S. Holders, “general category income.” In addition, if PRC withholding taxes apply to dividends paid to you with respect to the ADSs or ordinary shares (see “Taxation — PRC Taxation”), subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of Disposition of the ADSs or Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ADS or ordinary share and your tax basis (in U.S. dollars) in the ADS or ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, capital gains from the sale or other disposition of our ADSs or ordinary shares for taxable years beginning after December 31, 2012. You should consult your tax advisors regarding the effect, if any, of this legislation on an investment in the ADSs or ordinary shares.

Any gain or loss that you recognize on a disposition of our ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are deemed to be a “resident enterprise” under PRC tax law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares (see “Taxation — PRC Taxation”), a U.S. Holder that is eligible for the benefits of the treaty may elect to treat such gain as PRC source income. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not expect to be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2010. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year, Latham & Watkins LLP, our special U.S. counsel, expresses no opinion with respect to our PFIC status or our beliefs or expectations relating to such status set forth in this discussion. A non-U.S. corporation will be a PFIC for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our affiliated entities will be treated as ownership of stock.

The composition of our income and assets will be affected by how, and how quickly, we use the cash we generate from our operations and raise in this or any subsequent offering. Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of the ADSs or ordinary shares may cause us to become a PFIC. If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs or ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares, as applicable. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from a sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets. In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are treated as a PFIC with respect to you in the taxable year in which such dividends are paid or in the preceding taxable year.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you will be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion that the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs and ordinary shares, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) of a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for our ADSs or ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares you hold as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain from the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss from the actual sale or other disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the lower capital gains rate applicable to qualified dividend income (discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares”) would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in greater than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the Nasdaq Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules described above regarding excess distributions and recognized gains with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Alternatively, a U.S. Holder of stock of a PFIC may make a “qualified electing fund” election with respect to such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. A U.S. Holder that makes a valid qualified electing fund election with respect to a PFIC will generally include in income for a taxable year such holder’s pro rata share of the corporation’s income for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such U.S. Holder with certain tax information as required under applicable U.S. Treasury regulations. We do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. Prior to such legislation, a U.S. shareholder of a PFIC was required to file Internal Revenue Service Form 8621 only for each taxable year in which such shareholder received distributions from the PFIC, recognized gain on a disposition of the PFIC stock, or made a “reportable election.” If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding the application of the PFIC rules to your investment in our ADSs or ordinary shares.

Information Reporting and Backup Withholding

Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or other disposition of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%, unless the conditions of an applicable exception are satisfied. Backup withholding will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. Under newly enacted legislation, certain individuals holding the ADSs or ordinary shares other than in an account at a financial institution may be subject to additional information reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law, Cap. 22 (2009 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 10,000,000,000 ordinary shares, with a par value of $0.001 each. As of the date hereof, 916,997,726 ordinary shares are issues and outstanding (including the 3,218,900 ordinary shares that we reserved for issuance upon the exercise of our outstanding options).

The following is a summary of the material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General.  All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividend Rights.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.  Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting or by any one or more shareholders together holding at least ten percent of our paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of shareholders holding in aggregate not less than one-third of our issued voting share capital present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. We may, but are not obliged, to hold an annual general meeting of shareholders. General meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than one-third of our voting share capital. Advance notice of at least 14 days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including consolidating and dividing all or any of our share capital into shares of larger amount than our existing share capital, and canceling any shares which have not been taken or agreed to be taken.

Transfer of Shares.  Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Liquidation.  On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares may be distributed among the holders of the ordinary shares as determined by the liquidator, subject to sanction of an ordinary resolution of our company.

Calls on Shares and Forfeiture of Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption and Repurchase of Shares.  Subject to the provisions of the Companies Law and our articles of association, we may issue shares on terms that they are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as our board of directors may determine before the issue of such shares. We also may purchase our own shares, provided that our shareholders have approved the manner of purchase by ordinary resolution or the manner of purchase is in accordance with that specified in our articles of association. The manner of purchase specified in our articles of association, which cover purchases of shares listed on an internationally recognized stock exchange and shares not so listed, is in accordance with Section 37(2) of the Companies Law or any modification or reenactment thereof for the time being in force.

Variations of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records.  Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we make our annual reports, which contains our audited financial statements, available to our shareholders.

Differences in Corporate Law

The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, or the Plan, which must then be authorised by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law, or would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares according to the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the Company to challenge (a) an act which is ultra vires the Company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the Company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.

Indemnification.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacity as such, except through their own willful neglect or default.

We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in the offering. Each ADS will represent an ownership interest in ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which have not been distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you Receive Dividends and Other Distributions on the Shares Underlying your ADSs?

We may make various types of distributions with respect to our shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (a) appropriate adjustments for taxes withheld, (b) such distribution being impermissible or impracticable with respect to certain registered holders, and (c) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to receive Additional Shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (a) distribute such securities or property in any manner it deems equitable and practicable or (b) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the Depositary Issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR Holders Cancel an ADS and Obtain Deposited Securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights;

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities;

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR; or

•	to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do you Vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as its contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be Able to View our Reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What Fees and Expenses Will you be Responsible for Paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of up to US$0.05 per ADS per calendar year for services performed by the depositary in administering our ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services until its fees for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (a) deduct the amount thereof from any cash distributions, or (b) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit. None of the depositary, the custodian or our company shall be liable for the failure by any holder or beneficial owner of ADSs or ordinary shares to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. The depositary and our company shall not incur any liability for any tax consequences that may be incurred by holders and beneficial owners of ADSs or ordinary shares on account of their ownership of ordinary shares, ADRs or ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the Deposit Agreement be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the Deposit Agreement be Terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADR Holders and Holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (c) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (a) the identity of any signatory and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-Release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in such shares to the depositary;

•	holds such shares for the account of the depositary; and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands (but in any event within five business days of the depositary’s demand therefor).

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs; and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the ADSs offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The ADSs distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the ADSs for their own account, including through underwriting, purchase, security lending or repurchase agreements with us or any selling shareholder. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the ADSs will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of ADSs offered through this prospectus, we or any selling shareholder will sell the securities to them as principals. They may then resell those ADSs to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or any selling shareholder may sell the ADSs offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such ADSs may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We or any selling shareholder may sell the ADSs directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those ADSs. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or any selling shareholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase ADSs at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Stabilization and Other Transactions

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the ADSs. Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the ADSs to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their respective affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

LEGAL MATTERS

We are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York state law. The validity of the ordinary shares and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. We are being represented by Commerce & Finance Law Offices with respect to legal matters as to PRC law. Latham & Watkins may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2009, and the effectiveness of our company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu are located at 35th Floor, One Pacific Place, 88 Queensway, Hong Kong.